Exhibit 2.14

THIS EXTENDING LETTER NO. 3 is made this 17 day of December 2021 BETWEEN: (A) Genius Group Ltd. (hereinafter referred to as the “Purchaser” or “GG”) is a public limited company duly incorporated and operated under the Laws of Singapore that is acquiring and integrating other companies to grow globally. (B) Property Mastermind International PTE Ltd., is a private company limited by shares duly organised and operating under the Laws of Singapore, (the “Seller”). (together the “Parties” and individually each a “Party”) WHEREAS (A) The Purchaser and the Seller entered into a Share Purchase Agreement (the “Agreement”) dated 15 March 2021 amended by the Agreement pursuant to which the Purchaser proposed to acquire the entire issued share capital of Property Investors Network Ltd and Mastermind Principles Limited. (B) Pursuant to this Extending Letter, the Seller and the Purchaser have agreed to extend the Agreement. NOW IT IS AGREED as follows: 1. This Extending Letter no. 3 is supplemental to the Agreement. Except as expressly mentioned by this Extending Letter, the Agreement shall remain in full force and effect. Terms defined in the Agreement shall have the same meaning in this Extension Letter unless otherwise provided by this Extending Letter. 2. In consideration of the terms and conditions of the Agreement and the obligations assumed by the Parties under the Agreement, the following extending regulations and amendments shall be made to the Agreement with effect from the date of the Agreement: (i) Point 4.1 of the Agreement and the Extending Letter dated September 30, 2021 “The Purchaser shall use best endeavors to ensure that the IPO occurs no later than 31 March 2022. The Seller shall not be obliged to give warranties or indemnities (except a warranty as to title to the Consideration Shares held by the Seller and capacity of the Seller to enter into such a transaction) in connection with the IPO”. (ii) Point 5.2 (c) of the Agreement “IPO. The Purchaser will have taken all such steps as are reasonably necessary to ensure that the IPO occurs no later than 31 March 2022”. (iii) Point 11.1 of the Agreement “IPO each of the Parties shall take all steps necessary to fulfil the Conditions Precedent promptly. Subject to Section 12.2, if the Conditions Precedent are not satisfied, or waived on or before the 31 March 2022 then, the non-defaulting Party may (without DocuSign Envelope ID: 7FA559C7-07D4-4E45-A703-5FD6F17BD0DF

limiting their right to claim damages or exercise any other rights and remedies they may have under this Agreement): (a) terminate this Agreement with immediate effect; (b) defer Closing to a date being not more than 45 Business Days (unless the parties agree other) following 31 March 2022. If the parties having used their respective reasonable endeavors to effect Closing during the intervening period cannot reach an agreement, the Buyer may terminate the agreement with immediate effect; or (c) proceed to Closing as far as practicable. 11.2 Notwithstanding the satisfaction of the Condition Precedents, if the IPO does not take place on 31 March 2022 (without limiting the Seller’s right to claim damages or exercise any other rights and remedies the Seller may have against the Purchaser), this Agreement will terminate with immediate effect (unless the Parties agree otherwise in writing prior to such termination). 3. If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. 4. This Extension Letter may be executed in one or more counterparts, each of which shall be an original but which together (including facsimile or scanned exchanged signed counterparts) shall constitute the same agreement. 5. This Extension Letter shall be governed by and construed in accordance with the laws of Singapore and the parties hereto hereby submit to the non-exclusive jurisdiction of the Courts of Singapore. AGREED by the Parties hereto the day and year first above written Genius Group Ltd. By: Name: Title: Witness Name: Address: DocuSign Envelope ID: 7FA559C7-07D4-4E45-A703-5FD6F17BD0DF CEO Roger Hamilton 603 Orton House, 81 Plough Lane, London, SW17 0RF

SIGNED and delivered as a Deed by: Property Mastermind International PTE Ltd., By: Name: Title: Witness Name: Address: DocuSign Envelope ID: 7FA559C7-07D4-4E45-A703-5FD6F17BD0DF Simon Zutshi Director 71-75 Shelton St London WC2H 9JQ